Exhibit 19.1

INSIDER TRADING

AND

SECTION 16 REPORTING

POLICY

OF

GUERRILLA RF, INC.

AND ITS SUBSIDIARIES

ADOPTED AS OF DECEMBER 11, 2024

Guerrilla RF, Inc. (the “Company”) is a public company, the common stock of which is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by executive officers and directors in the Company’s stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of nonpublic or other confidential information by “insiders” to achieve a profit or avoid a loss.

For the purpose of complying with SEC Rule 10b-5, the Board of Directors of the Company, through its approval of this Policy, defines an “insider” as (1) any director of the Company, (2) the Chief Executive Officer, the Chief Operating Officer, the Chief Business Officer and the Chief Financial Officer of the Company, (3) each officer of the Company, who directly reports to the Chief Executive Officer, and (4) any other employee of the Company or any of its subsidiaries so designated by the Compliance Officer and listed on the attached Appendix A (which such appendix will be amended from time to time as appropriate). (It should be noted that direct and indirect beneficial ownership transactions, along with family holdings and other ownership arrangements (e.g. through a limited liability company, a partnership or a corporation) may also qualify for inclusion as an insider subject to all relevant rules and regulations, including this Policy. See “Section 16 Reporting” below for additional guidance.) As an insider of a public company, you have the responsibility not to participate in the market for the Company’s stock while in possession of material, nonpublic information about the Company. There are severe civil and criminal penalties if you wrongly obtain or use such material, nonpublic information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you do buy or sell securities while in possession of material nonpublic information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

Directors, certain executive officers and beneficial owners of more than 10% of the Company’s securities (the “Section 16 Insiders”) also have the responsibility to comply with the “short-swing profit” rule in Section 16(b) and file periodic reports regarding changes in their ownership of the Company’s stock pursuant to Section 16(a) of the Exchange Act. Violations or failure to comply with these Section 16 restrictions can also result in an SEC enforcement action.

Guerrilla RF, Inc.

Insider Trading Policy

In order to avoid these severe consequences, the Company has developed this Policy to briefly explain the insider trading laws, set forth the Company’s trading guidelines for insiders and Section 16 Insiders, and describe the procedures that Section 16 Insiders should follow to ensure the timely filing of their Section 16 reports with the SEC. However, it does not address all possible situations that you may face. In addition, you need to understand your obligations under the Exchange Act regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Please contact the Compliance Officer with any questions on insider trading or these guidelines and procedures.

INSIDER TRADING CONCEPTS

What is “Inside” Information?

Inside information includes anything you become aware of because of your “special relationship” with the Company as an insider, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to the Company or a subsidiary or those with which the Company may be in negotiations regarding a potential transaction.

What is “Material” Information?

Information is material if a reasonable investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either positive or negative information may be material. If you are unsure whether the information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to Company insiders who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Examples of material information typically include, but are not limited to:

●	financial problems;
●	estimates of future earnings or losses;
●	events that could result in restating financial information;
●	a proposed acquisition or sale;
●	beginning or settling a major lawsuit;
●	changes in executive management;
●	changes in dividend policies;
●	declaring a stock split;
●	a stock, bond or other debt offering;
●	intellectual property rights;
●	research and development into new products and/or offerings;
●	winning a large new contract (or losing a large contract); or
●	the gain or loss of a significant customer.

Guerrilla RF, Inc.

Insider Trading Policy

What is “Nonpublic” Information?

Nonpublic information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell the Company’s stock or other securities before the public announcement of material information. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait a minimum of two (2) full trading days before buying or selling securities to allow the market to absorb the information.

What is a “Purchase” or a “Sale”?

This Policy prohibits purchases and sales while you are aware of material, nonpublic information. The terms “purchase,” “sell” and “sale” encompass not only traditional purchases and sales but also any arrangement by which those subject to this Policy change their economic exposure to changes in the price of the Company’s stock. For example, a “purchase” or “sale” would include a purchase of a standardized put or call option, the writing of put or call options, selling stock short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security. A disposition of stock by gift is deemed a “sale” for purposes of this Policy and the federal securities laws.

Compliance Officer

The Company has designated its Director of SEC Reporting Compliance as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:

●	assisting with implementation and enforcement of the Policy;
●	ensuring this Policy and other appropriate materials are made available to all insiders;
●	pre-clearing all transactions involving the Company’s securities by Section 16 Insiders and other insiders, as applicable, in accordance with the procedures set forth in this Policy;
●	assisting in the preparation and filing of Section 16 reports for all Section 16 Insiders;
●

after discussion with the Company’s Chief Executive Officer and Chief Financial Officer, designating and announcing restricted trading periods during which the Company’s insiders may not trade in Company securities; and

●	coordinating with Company counsel regarding all securities compliance matters.

Guerrilla RF, Inc.

Insider Trading Policy

TRADING GUIDELINES AND REQUIREMENTS

Prohibition Against Trading While In Possession of Material Nonpublic Information

You may not purchase or sell stock or other securities of the Company, or of any other company, when you are aware of any material, nonpublic information about the Company or that other company, no matter how you learned the information. You also must not “tip” or otherwise give material, nonpublic information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker).

Policy for Trading While Not in Possession of Material Non-Public Information

As an insider, you may not purchase or sell stock or other securities of the Company during a restricted trading period or if you are in possession of material, non-public information. Ordinarily, either the Chief Executive Officer or the Compliance Officer will communicate the beginning and end of any restricted trading period to the Company’s insiders. If you are uncertain as to whether a restricted trading period is in effect, then, before trading in the Company’s stock you should contact the Compliance Officer to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade.

Before any Section 16 Insider engages in any transaction involving the Company’s securities, such individual must pre-clear the proposed transaction with the Compliance Officer. Until the Compliance Officer provides pre-clearance for the proposed transaction, such Section 16 Insider shall not execute any transaction.

Under the securities laws, Company securities which are held in the name of the spouse or minor children of Section 16 Insiders will generally be regarded as beneficially owned by the Section 16 Insider. In addition, Company securities held in the name of other persons who are members of the household of a Section 16 Insider (regardless of whether such other persons are related or unrelated to the Section 16 Insider), will be presumed to be beneficially owned by the Section 16 Insider. Therefore, trades in Company securities by any spouse, minor children or other persons who are members of the household of the Section 16 Insider must be pre-cleared in accordance with the procedure set forth in this Policy.

There are certain types of “Permitted Transactions” which are ordinarily permissible and for which you should expect to receive prompt pre-clearance, absent a restriction discussed herein:

●

acceptance or purchase of a stock option or other “option-like” awards issued or offered under one of the Company’s employee stock option plans in compliance with this Policy, including elections to acquire stock options in lieu of other compensation or the cancellation or forfeiture of options pursuant to the plans;

●	vesting of stock options of the Company or shares of restricted stock of the Company and any related stock withholding;

Guerrilla RF, Inc.

Insider Trading Policy

●

exercise of stock options issued under the Company’s stock option plans in a stock-for-stock exercise, payment of the exercise price in shares of the Company’s stock, and any related stock withholding transactions but not any sale of the Company’s stock acquired in the option exercise;

●	acceptance of shares of restricted stock or restricted stock units under an employee benefit plan of the Company;

●	purchase of shares of the Company’s stock through a stock purchase plan allowing, reinvestment of dividends, but not optional cash purchases;

●

transferring shares of the Company’s stock to an entity that does not involve a change in the beneficial ownership of the shares, such as to an inter vivos trust of which you are the sole beneficiary during your lifetime;

●

making payroll contributions to a retirement deferred compensation, profit sharing or similar plan (a “Stock Plan”), but not intra-plan transfers involving one of the stock funds in a Stock Plan nor a change in “investment direction” under the Stock Plan to increase or decrease your percentage investment contribution allocated to a Company’s stock fund;

●	acquisition of shares or share units in a deferred compensation plan for directors and/or executive officers, but not intra-plan transfers involving any of the stock unit accounts in such a plan;

●	acquisition or disposition of the Company’s stock in a stock split, stock dividend, or other transaction affecting all shareholders equally;

●

execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1(c) but only if, with respect to directors and executive officers, the contract, instruction or plan requires the broker or other counter-party to notify the Company’s Compliance Officer immediately upon execution of a transaction in the Company’s stock pursuant to the plan; or

●	any other transaction designated by the Board of Directors of the Company or any committee thereof, with reference to this Policy, as a Permitted Transaction.

Restricted trading periods are periods designated by the Company as times in which you may not trade in the Company’s stock regardless of your actual possession or non-possession of material, non-public information. These restricted trading periods are instituted by the Company for a variety of reasons. One such restricted trading period is instituted prior to the Company releasing its quarterly results. Because management seeks to provide the members of the Board of Directors of the Company with briefing materials well in advance of each Board meeting, this restricted period begins on the earlier of (1) the sixth (6th) business day preceding and (2) the actual day such briefing materials are received by an insider before the Board meeting occurring in the third month of every calendar quarter (March, June, September and December) and lasts until the beginning of the third (3rd) full trading day after the Company announces results for such quarter.

Guerrilla RF, Inc.

Insider Trading Policy

The Sarbanes-Oxley Act of 2002 and Regulation BTR require the Company to absolutely prohibit all purchases, sales or transfers of the Company securities by insiders during a retirement plan (including, but not limited to, pension plans and 401-K plans) blackout period. A retirement plan blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be contacted when these or other restricted trading periods are instituted from time to time.

In addition to making sure a restricted trading period is not in effect, the pre-clearance procedure is necessary to assist Section 16 Insiders in preventing violations of the Section 16(b) short-swing profit rule. As you may know, Section 16 Insiders will be held liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and sale or sale and purchase within a period of less than six (6) months. Similarly, any profits realized by you upon a trade during a pension blackout period are recoverable by the Company (whether or not there is a “matching” transaction in contrast to short swing trading). The Sarbanes-Oxley Act empowers the SEC to cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations. Although compliance with Section 16(b) and other restricted trading periods is your responsibility, pre-clearance of all trades will allow the Company to assist you in preventing any inadvertent violations.

If, upon requesting clearance, you are advised that the Company’s stock may be traded, you may buy or sell the stock within four (4) business days after clearance is granted, but only if you are not otherwise in possession of material, non-public information. If for any reason the trade is not completed within four (4) business days, pre-clearance must be obtained again before the Company’s stock may be traded.

If, upon requesting clearance, you are advised that the Company’s stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone (other than the Company’s insiders) of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. Section 16 Insiders must “pre-clear” all trading in securities of the Company.

Pre-Clearance Policy for Rule 10b5-1(c) Plans

You may not Adopt, modify or terminate a trading plan under SEC Rule 10b5-1(c) at any time, without prior clearance. Before entering into a trading plan you must contact the Compliance Officer to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated plan. You may only enter into a trading plan when you are not in possession of material, non-public information. In addition, you may not enter into or modify a trading plan during a retirement plan blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts and complies with all of the conditions set forth in Rule 10b5-1(c). As discussed under “Section 16 Reporting” below, transactions made under a trading plan by Section 16 Insiders should be promptly reported to the Compliance Officer.

Guerrilla RF, Inc.

Insider Trading Policy

STOCK OPTIONS AND OTHER BENEFIT PLANS

Certain of the restrictions and reporting obligations discussed above may also apply to the receipt and exercise of stock options or the sale of the underlying stock following an option exercise, such as reporting the grant or exercise of an option on a Form 4. If you are contemplating exercising any stock options, or making changes to your elections under any Company’s stock purchase plan, you should contact the Compliance Officer to determine whether there are any restrictions applicable.

UNAUTHORIZED DISCLOSURE OF MATERIAL, NONPUBLIC INFORMATION PROHIBITED

No employees, officers, directors or agents of the Company may disclose material, nonpublic information about the Company or any company with whom the Company deals to anyone outside the Company unless authorized to do so. The Company may authorize disclosure of material, nonpublic information to individuals not subject to this Policy, but may condition such authorization by requiring you to have the party to whom you are disclosing that information agree not to disclose the information or trade in the Company’s securities until the information is publicly disclosed.

Tipping

You can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information. You may be responsible for such trades whether or not you derive any personal benefit from disclosing such information. Third parties could easily misconstrue casual remarks you make in which you recommend a purchase, sale, or hold of the Company’s or other companies’ securities as being based on material, nonpublic information. Consequently, you should exercise caution in making any such recommendations.

Authorization to Disclose Material, Nonpublic Information

The SEC has enacted Regulation FD, which explicitly bans selective disclosure of material nonpublic information. Generally, Regulation FD provides that when a public company (such as the Company) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of Regulation FD can result in SEC enforcement actions, potentially resulting in injunctions and severe monetary penalties. Consequently, the Company authorizes only certain employees and agents (such as senior executives and investor relations personnel) to make disclosures of material, nonpublic information. Unless you are authorized to do so by the Company, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. Even in discussions with others who are subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would cause these individuals to be prohibited from trading in the Company’s securities until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to the Company’s employees and agents having a need to know the information in order to serve the Company’s interests.

Guerrilla RF, Inc.

Insider Trading Policy

Non-Disclosure Agreements

The Company employees, officers, directors or agents that are involved in transactions or other negotiations with third parties that require the disclosure of material, nonpublic information concerning the Company to such third parties should have those third parties sign a non-disclosure agreement which requires that (1) the recipient of the information will not disclose the information to others and (2) the recipient may not trade on such information until the information has been publicly disclosed.

SECTION 16 REPORTING

Overview

The SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on directors, certain executive officers and beneficial owners of more than 10% of the Company’s securities (the “Section 16 Insiders”). In addition to the obvious direct ownership transactions, the reporting requirements usually extend to include transactions relating to direct and indirect beneficial ownership and “family holdings”, among others. In general, a person is deemed to be a beneficial owner of securities, subject to the insider reporting requirements, if that person has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Likewise, family holdings are subject to the insider reporting requirements when they share the same residence. Family holdings include, but are not limited to, holdings of: spouses; parents; children; siblings; grandparents; grandchildren; and in-laws. Additionally, there are specific rules regarding the application of the beneficial ownership definition to trust holdings and transactions. Due to the complicated nature surrounding the reporting requirements for the extended ownership structures, the Compliance Officer must be contacted for pre-clearance prior to the execution of any transaction that might fall under the Section 16 reporting requirements. If there is any change in your ownership of the Company securities at any time, other than through certain exempt Company benefit plans, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed with and received by the SEC no later than the second business day following the execution date of the transaction. For transactions under Rule 10b5-1(c) trading plans or certain discretionary transactions within exempt Company benefit plans (for example, fund switching transactions), the Form 4 may not be due until the second business day following the date your broker or plan administrator notifies you of the execution date, but in no event more than five business days after the execution date.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited. Coupled with the complexity of determining the time for filing reports in the situations described above, pre-clearance of all proposed transactions is essential to our ability to assist Section 16 Insiders in making the proper filings in the required time frames.

Guerrilla RF, Inc.

Insider Trading Policy

Consequences of Delinquent Filings

The consequences of a late filing or the failure to file required Section 16 reports are significant:

●	public embarrassment to you and the Company from required disclosures in the Proxy Statement and Form 10-K;
●	potential civil litigation filed against you by plaintiffs acting as permitted under Section 16(a);
●	potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and
●	for egregious or repeated violations, possible criminal penalties and SEC fines of up to $5,000 per day for each filing violation, or even imprisonment.

Section 16 Compliance Program

Under SEC rules, the preparation and filing of Section 16(a) reports is your sole responsibility. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide Section 16 Insiders with assistance in preparing and filing your reports. In this regard, the following Section 16 compliance procedures have been implemented:

Designated Filing Coordinator

The Compliance Officer can assist all Section 16 Insiders in preparing, reviewing and filing all Forms 3, 4 and 5.

Preparation and Filing

If you have any transaction or change in ownership in your Company’s stock or other equity securities (including derivative securities), please report the transaction(s) to the Compliance Officer no later than the execution date of the transaction. This is necessary notwithstanding that you received pre-clearance of the transaction because the Company will not know whether or not you then proceeded to act upon such pre-clearance until you provide us with the exact dates, prices and other relevant information. The Compliance Officer will contact you each January to coordinate preparation of your Form 5 (if applicable).

Guerrilla RF, Inc.

Insider Trading Policy

Upon receiving the details of the transaction(s) from you, the Compliance Officer will prepare each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, the Compliance Officer may have the Form executed on your behalf using the Power of Attorney that you have granted to the Company for this purpose and will file the completed Form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14th each year, so time is of the essence. The Compliance Officer will send you a copy of the Form 4 or 5 as filed with the SEC promptly following the filing. Please contact the Compliance Officer immediately if you believe there may be any errors in the filing. If so, the Compliance Officer will promptly amend the Form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.

The Compliance Officer will periodically send you a reminder relating to transactions in the Company securities. Although such reminder will not allow us to remedy any filings that may be missed due to a failure to inform the Compliance Officer, we believe that it will be in the best interests of both the Company and you to report such late transactions as soon as possible to mitigate any resulting damage.

Electronic Filings and Website Postings

The Sarbanes-Oxley Act requires all Forms 4 and 5 to be filed with the SEC electronically and then to be posted on the Company’s website. The Compliance Officer has obtained an identification number to facilitate the electronic filings for all current Section 16 Insiders.

Forms 4 and 5 for Employee Stock Options and Other Stock Plans

Because transactions under employee and director stock option and other stock plans can (1) raise complex Section 16(a) reporting issues; and (2) if reported incorrectly can create the appearance of short-swing profit violations, the Compliance Officer will automatically prepare the appropriate Form on behalf of Section 16 Insiders whenever they acquire shares pursuant to a benefit plan.

The Ultimate Responsibility Rests on You

Although the Company has decided to assist Section 16 Insiders with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations, please contact the Compliance Officer.

Guerrilla RF, Inc.

Insider Trading Policy

REPORTING OF VIOLATIONS

Any individual who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual, must report the violation immediately to the Chair of the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Audit Committee, in consultation with the Company’s legal counsel and other parties as the Audit Committee deems appropriate, will determine whether the Company should (1) release any material nonpublic information or (2) report the violation to the SEC or other appropriate governmental authority.

ACKNOWLEDGMENT AND CERTIFICATION

All insiders are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading and Section 16 Reporting Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Print Name)
Date:

APPENDIX A

[Insert list of employees to whom the Insider Trading Policy is applicable (other than the Section 16 Insiders).]